Exhibit 10.4

Agreement

Gust Kepler (Kepler) and G2 Ventures, Inc. (G2) hereby agree that Kepler will not be paid any amounts due him on certain notes payable by G2 until the registration statement for G2 is effective and the minimum 1,500,000 (one million five hundred thousand) shares offered in the offering are sold. Below is an itemized exhibit referencing the aforementioned notes payable.

Signed this 14 day of Sept., 2006.

G2 Ventures, Inc.

By: GUST KEPLER
 Gust Kepler
President

G2 VENTURES, INC.
ADVANCES FROM STOCKHOLDER
AUGUST 1, 2006

Officer advances made during the year 2004 - Gust Kepler	4,068.98

Accounting fee paid by Gust in 2004	10,301.44

Balance outstanding at December 31, 2004	14,370.42

Officer advances made during the year 2005 - Gust Kepler	2,786.60

Accounting fee paid by Gust in 2005	13,458.06

Balance outstanding at December 31, 2005	30,615.08

Officer advances made during the year 2006 - Gust Kepler	4,000.00

Balance outstanding at June 30, 2006	34,615.08